Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Experts” and to the incorporation by reference of our report dated June 23, 2010 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Pennsylvania Dividend Advantage Municipal Fund filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-164479).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

September 24, 2010